Exhibit 4.1

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Original Issuance Date: June 19, 2013	$665,000.00

Debenture Number: PVSP – 59FF 005

PERVASIP CORP.

Secured Convertible Debenture

FOR VALUE RECEIVED, PERVASIP CORP. (hereinafter called the “Obligor” or the “Company”), hereby promises to pay to 112359 FACTOR FUND, LLC (the “Holder”) or its successors and assigns the principal sum of SIX HUNDRED SIXTY FIVE THOUSAND DOLLARS ($665,000) in cash or Obligor common stock on the terms and conditions hereof on or before December 31, 2014 (the “Maturity Date”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in that certain First Amended Security Agreement entered into on June 19, 2013, by and between Obligor and Holder.

Interest.  Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to the lesser of the minimum rate allowable under law or SIX PERCENT (6%).  Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.  Interest hereunder will be paid to the Holder or its assignee in whose name this Debenture is registered on the records of the Obligor regarding registration and transfers of Debentures at the option of the Obligor in cash, or converted into Common Stock at applicable Conversion Price on the Trading Day immediately prior to the date paid provided that such shares are freely tradable by the Holder.

This Debenture is subject to the following additional provisions:

Section 1.                      Conversion.

(a)           Conversion Procedure.

(i)          This Debenture shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time, after the Effective  Date (set forth above) (subject to the limitations on conversion set forth in Sections 1(b)and 1(c) hereof). The Debenture shall continue to be convertible on and after the Demand Date, until it is satisfied in full.  The number of shares of Common Stock issuable upon a conversion hereunder equals the quotient obtained by dividing (x) the outstanding amount of this Debenture to be converted by (y) the Conversion Price (as defined in Section 1(c)(i)).  The Obligor shall deliver Common Stock certificates to the Holder prior to the Fifth (5th) Trading Day after a Conversion Date.

(ii)         The Holder shall effect conversions by delivering to the Obligor a completed notice in the form attached hereto as Exhibit A (a “Conversion Notice”).  The date on which a Conversion Notice is delivered is the “Conversion Date.” Unless the Holder is converting the entire principal amount outstanding under this Debenture, the Holder is not required to physically surrender this Debenture to the Obligor in order to effect conversions.  Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion. The Holder and the Obligor shall maintain records showing the principal amount converted and the date of such conversions. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error.

(b)           Certain Conversion Restrictions.  A Holder may not convert this Debenture to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of this Debenture held by such Holder after application of this Section.  Since the Holder will not be obligated to report to the Obligor the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder.  If the Holder has delivered a Conversion Notice for a principal amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Obligor shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the periods described in Section 1(a)(i) and, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Obligor. Other Holders shall be unaffected by any such waiver.

(c)           Conversion Price and Adjustments to Conversion Price.

(i)          The “Conversion Price” in effect on any Conversion Date shall be equal to 60% of the 20 Day VWAP. As used herein, the term “20 Day VWAP” shall mean and refer to the average of the lowest volume weighted average closing market price for the Common Stock for the 20 trading days preceding conversion as posted on the OTCQB or on such US National Exchange upon which the Company may be listed.

(ii)         In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder shall have the right thereafter to, at its option,  (A) convert the then outstanding principal amount and any other amounts then owing hereunder in respect of this Debenture into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holder of this Debenture shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Obligor into which the then outstanding principal amount and any other amounts then owing hereunder in respect of this Debenture could have been converted immediately prior to such reclassification or share exchange would have been entitled, or (B) require the Obligor to prepay the outstanding principal amount of this Debenture, plus all other amounts due and payable thereon. The entire prepayment price shall be paid in cash.  This provision shall similarly apply to successive reclassifications or share exchanges.

(iii)        All calculations under this Section 1 shall be rounded up to the nearest $0.0001 or whole share.

(iv)        If (A) the Obligor shall declare a dividend (or any other distribution) on the Common Stock; (B) the Obligor shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Obligor shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Obligor shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Obligor is a party, any sale or transfer of all or substantially all of the assets of the Obligor, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (E) the Obligor shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Obligor; then, in each case, the Obligor shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be mailed to the Holder at its last address as it shall appear upon the stock books of the Obligor, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  The Holder is entitled to convert this Debenture during the 20-day calendar period commencing the date of such notice to the effective date of the event triggering such notice.

(d)           Other Restrictions.

(i)          Obligor shall maintain a sufficient amount of authorized common shares to enable conversion of all amounts due under this Debenture.

(ii)         Unless waived by the Obligor, Holder shall not sell Common Stock issued to Holder hereunder at a rate that exceeds 20% of the average monthly trading volume for Obligor’s Common Stock.

(iii)        Notwithstanding anything to the contrary contained in this Debenture, the Obligor shall have the right, exercisable on not less than three (3) days prior written notice to the Holder of the Debenture to prepay the outstanding Debenture (principal, accrued interest, Post-Closing Expenses, and any liquidated damages), in full, in accordance with this Section 1(d). Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Obligor is exercising its right to prepay the Debenture, and (2) the date of prepayment which shall be not more than three (3) days from the date of the Optional Prepayment Notice. On the date fixed for prepayment (the “Optional Prepayment Date”), the Obligor shall make payment of the Optional Prepayment Amount (as defined below) to or upon the order of the Holder as specified by the Holder in writing to the Obligor at least one (1) business day prior to the Optional Prepayment Date. If the Obligor exercises its right to prepay the Debenture, the Obligor shall make payment to the Holder of an amount in cash (the “Optional Prepayment Amount”) equal to 130%, multiplied by the sum of the outstanding principal, accrued interest, Post-Closing Expenses, and any liquidated damages due hereunder. If the Obligor delivers an Optional Prepayment Notice and fails to pay the Optional Prepayment Amount due to the Holder of the Note within two (2) business days following the Optional Prepayment Date, the Borrower shall forever forfeit its right to prepay the Debenture pursuant to this Section 1(d).

(e)           Other Provisions.

(i)          The Obligor covenants that all shares of Common Stock that shall be issuable pursuant to this Section 1 shall, upon issue, be duly and validly authorized, issued and fully paid, and nonassessable.

(ii)         Upon a conversion hereunder the Obligor shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Bid Price at such time. If the Obligor elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iii)        The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Obligor shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debenture so converted and the Obligor shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Obligor the amount of such tax or shall have established to the satisfaction of the Obligor that such tax has been paid.

(iv)        Nothing herein shall limit a Holder's right to pursue actual damages for the Obligor’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v)         The Obligor shall bear the cost of legal opinion production, transfer agent fees, and equity issuance fees (collectively, the “Post-Closing Expenses”), which amount shall be payable to Holder in the form of additional interest hereunder.

(f)           A “Default Event” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)          Any breach of any provision of this Debenture or any Transaction Document by and between Holder and Obligor.

(ii)         Withdrawal from registration of the Obligor under the Exchange Act, voluntary or involuntary.

(iii)        The Company or any Active Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Active Subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Active Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Active Subsidiary of the Company or there is commenced against the Company or any Active Subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any Active Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any Active Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of forty-five (45) days; or the Company or any Active Subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any Active Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any Active Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any Active Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any Active Subsidiary of the Company for the purpose of effecting any of the foregoing.

(iv)        The Company or any Active Subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Active Subsidiary of the Company in an amount exceeding $50,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable.

(v)         The Obligor fails to issue shares of Common Stock to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Debenture as and when required by this Debenture, the Obligor directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring or issuing (electronically or in certificated form) any certificate for shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Debenture as and when required by this Debenture, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Debenture as and when required by this Debenture (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for seven (7) business days after the Holder shall have delivered a Notice of Conversion.

(vi)        Any dissolution, liquidation, or winding up of Obligor or any substantial portion of its business, or any cessation of operations or admission by Obligor that it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Obligor’s ability to continue as a “going concern” shall not be an admission that the Obligor cannot pay its debts as they become due.

(vii)       The Common Stock shall cease to be quoted or listed for trading on any primary market for a period of five (5) consecutive trading days (including, for example, any such failure in which a bid price is not quoted for the Obligor’s Common Stock for such period).

(g)           Upon the occurrence of any Default Event which remains uncured for more than 60 days,

(i)          all outstanding principal, accrued interest, and, in consideration of the equity-based conversion discount afforded Holder hereunder, liquidated damages equal to 200% of all outstanding principal and accrued interest due hereunder, shall be due and payable in full upon demand of the Holder; and,

(ii)         the Conversion Price shall be automatically adjusted to the lesser of (x) $0.005 per share or (y) 50% of the 20 Day VWAP.

Section 2.                      Notices.  All notices under this Agreement shall be in writing and shall be (i) delivered in person, (ii) sent by telecopy, or (iii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or overnight express carrier, addressed in each case to the addresses set forth above, or to any other address or telecopy number as such party shall designate in a written notice to the other.  All notices sent pursuant to the terms of this Section shall be deemed received (i) if personally delivered, then on the date of delivery; (ii) if sent by telecopy before 2:00 p.m. local time of the recipient, on the day sent if a business day or if such day is not a business day or if sent after 2:00 p.m. local time of the recipient, then on the next business day; (iii) if sent by overnight, express carrier, on the next business day immediately following the day sent; or (iv) if sent by registered or certified mail, on the earlier of the third (3rd) business day following the day sent or when actually received.  Any notice by telecopy shall be followed by delivery of a copy of such notice on the next business day by overnight express carrier or by hand.

Section 3.                      Definitions.  For the purposes hereof, the following terms shall have the following meanings:

 “Common Stock” means the common stock, par value $0.0001, of the Obligor and stock of any other class into which such shares may hereafter be changed or reclassified.

“Conversion Date” shall mean the date upon which the Holder gives the Obligor notice of its intention to effectuate a conversion of this Debenture into shares of the Company’s Common Stock as outlined herein.

 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

 “Underlying Shares” means the shares of Common Stock issuable upon conversion of this Debenture.

Section 4.                      This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Obligor, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Obligor, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 5.                      If this Debenture is mutilated, lost, stolen or destroyed, the Obligor shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Obligor.

Section 6.                      Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

Section 7.                      Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 8.                      Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Notes) that have limitations on the Holder’s right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the holder’s “affiliates” at such time (as defined in Rule 144 of the Act) (“Aggregation Parties”) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 4.9% of the total issued and outstanding shares of the Common Stock (the “Restricted Ownership Percentage”).

Section 9.                      In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.  In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law.  If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt.  If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.

Section 10.                    Law; Jurisdiction. This Debenture shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to the principles of conflict of laws. The Obligor and the Holder expressly consent to the jurisdiction and venue of the Superior Court of New Jersey, Bergen County, for any litigation between the parties.

Section 11.                    NO JURY TRIAL.  THE COMPANY HERETO KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE.

Section 12.                    Waiver.                      The Company hereby waives any and all demands of any nature whatsoever, any and all notices of any nature whatsoever, dishonor, presentment of any kind whatsoever, and protest of or in connection with this Debenture.

Section 13.                    Entire Agreement. THIS AGREEMENT EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER HEREOF.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
- SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Obligor has caused this Debenture to be duly executed by a duly authorized officer as of the date set forth above.

PERVASIP CORP.

By:	/s/ Paul Riss
Print:	Paul Riss
Title:	Chief Executive Officer

EXHIBIT “A”

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Debenture)

The undersigned hereby irrevocably elects to convert the below listed amount of the Debenture into Shares of Common Stock of PERVASIP CORP., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:
Applicable Conversion Price:
Amount to be Converted:	$
Amount of Debenture Unconverted:	$
Shares of Common Stock to be Issued:
Please issue the shares of Common Stock in the following name and to the following address:
Issue to:
Authorized Signature:
Name:
Title:
Phone Number:
Broker DTC Participant Code:
Account Number: